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                        [LETTERHEAD OF MEGABIOS CORP.]

                                                                    Exhibit 10.9

February 27, 1995

Patrick G. Enright
444 East 82nd Street
Apartment 10s
New York, New York 10028

Dear Patrick,

This letter is an offer from Megabios Corporation (the "Company") to you for the position of Vice President, Finance & Business Development, reporting to me. The offer consists of the following.

1)   Annual salary of $160,000.

2) Incentive stock option grant: 275,000 options, each entitling you to purchase one share of the Company's common stock. The exercise price of this option is set by the Board of Directors based on the price at which equity was most recently sold. The option will vest over a four-year period beginning with the effective date of your employment.

3) You will be enrolled in the Company's corporate health care plan and entitled to all the corporate benefits for the vice-president level position.

4)   You will receive a $10,000 signing bonus.

5) The Company will reimburse you for the expenses of relocating you and your household belongings to the San Francisco Bay area and temporary housing expenses for up to 60 days.

6)   The effective date of your employment will be no later than March 13, 1995.

This offer will remain in effect until March 7, 1995. Please acknowledge your acceptance by signing below and returning this letter to me.

Patrick, with you coming, we will now have a team that can really build value. This is a wonderful opportunity for all of us.

Sincerely,

/s/ Benjamin F. McGraw, III
Benjamin F. McGraw, III
President & Chief Executive Officer

Accepted:

/s/ Patrick G. Enright
--------------------------------
Patrick G. Enright